Cusip No. 64107E 10 7               13G                 Page 7 of 7 Pages

EXHIBIT 2

REPORTING PERSON RELATIONSHIPS

     On December 31, 2000, Charles River Partnership VII Limited Partnership ("CRP VII") was the registered holder of 2,362,562 shares of netGenesis Corp. common stock. The general partner of CRP VII is Charles River VII GP,
Limited Partnership. Charles River VII GP, LP disclaims beneficial ownership of the shares held by CRP VII in which it does not have a pecuniary interest.